Exhibit 1

JOINT FILING AGREEMENT

The undersigned each hereby agree, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, that a Joint Schedule 13D or Schedule 13G and any amendment thereto may be filed on behalf of the undersigned in respect of securities of MAIA Biotechnology, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 9th day of August, 2022.

The Stan V. Smith Trust Dated 1993

/s/ Stan V. Smith, as Trustee
Stan V. Smith, as Trustee

Stan V. Smith

/s/ Stan V. Smith
Stan V. Smith